Exhibit 99.1

            SUN COMMUNITIES, INC. FILES FIRST QUARTER 2006 FORM 10 Q

    SOUTHFIELD, Mich., May 10 /PRNewswire-FirstCall/ -- Sun Communities, Inc. (NYSE: SUI), a real estate investment trust (REIT) that owns and operates manufactured housing communities, today filed its Form 10 Q reporting first quarter 2006 results.

    Funds from operations (FFO) (1) was $14.6 million or $0.73 on a diluted per share/OP Unit basis which matched the first quarter 2005 FFO per share. Net loss for the first quarter was $(0.9) million or $(0.05) per diluted common share compared to net income of $0.7 million, or $0.04 per diluted common share for the same period in 2005.

    These amounts differ from those reported in the Company's press release dated April 28, 2006 due to two items. Equity income from affiliate is based on an estimate at the time of the earnings release and is now known to be $0.1 million greater than the estimate. Expense related to the recognition of stock compensation has increased by $0.5 million as the aggregate vested portion of one award exceeded the aggregate of amounts expensed related to that award offset in part by the cumulative effect of estimated forfeitures under the various awards in accordance with the provisions of Financial Accounting Standards Board Statement No. 123 ( R ), Share-Based Payment. In the aggregate, after this adjustment, the Company has cumulatively recognized $3.6 million of expense in excess of the aggregate vested portion of all stock based compensation awards in accordance with generally accepted accounting principles which require the amortization of stock-based awards over the service period. These items represent noncash timing adjustments related to general and administrative expenses. The effect of the foregoing on net income for the quarter was a decrease of $0.4 million, or $0.03 per share.

    Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 136 communities comprising 47,600 developed sites and over 6,900 sites suitable for development mainly in the Midwest and Southeast United States.

    (1) Funds from operations ("FFO") is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of depreciable operating property, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company's operating performance. Management generally considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not readily apparent from net income. Management believes that the use of FFO has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful.

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    Because FFO excludes significant economic components of net income including depreciation and amortization, FFO should be used as an adjunct to net income and not as an alternative to net income. The principal limitation of FFO is that it does not represent cash flow from operations as defined by GAAP and is a supplemental measure of performance that does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. In addition, FFO is not intended as a measure of a REIT's ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. FFO only provides investors with an additional performance measure. Other REITs may use different methods for calculating FFO and, accordingly, the Company's FFO may not be comparable to other REITs.

    FORWARD LOOKING STATEMENTS

    This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. The words "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate" and similar expressions identify these forward- looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders, the possibility that the Commission will not approve, or will materially modify, the Offer described in this press release, and those risks and uncertainties referenced under the headings entitled "Factors That May Affect Future Results" or "Risk Factors" contained in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations of future events.

    For more information about Sun Communities, Inc. visit our website at http://www.suncommunities.com

SOURCE  Sun Communities, Inc.
    -0-                             05/10/2006
    /CONTACT: Jeffrey P. Jorissen, Chief Financial Officer of Sun Communities, Inc., +1-248-208-2500/
    /Web site:  http://www.suncommunities.com /